Exhibit 10.6

August 15, 2012

Stefano Sola

Re: Severance Arrangement

Stefano:

The purpose of this letter is to provide to you details of a severance arrangement offered to you by JGWPT Holdings, LLC (on behalf of itself and its subsidiaries) (the “Company”) as set forth herein.

In the event your employment with the Company and/or any subsidiary or affiliate of the Company is involuntarily terminated for any reason (other than a termination for “cause”, which includes but is not limited to acts such as theft and fraud), you will receive, subject to your execution of the Company’s severance and release documentation, fifty-two (52) weeks of salary at your current base rate of pay (paid in accordance with the Company’s normal payroll practice).

Please feel free to contact me with any questions that you may have regarding the foregoing.

Yours,

/s/ David Miller
David Miller
CEO

Accepted and agreed to this 20 day of August 2012

/s/ Stefano Sola
Stefano Sola